EXHIBIT 10.2

One Boston Scientific Place
Natick, MA 01760-1537
508.650.8000

October 30, 2012

Mr. William “Hank” Kucheman
[Street]
[City, State, Zip Code]

Dear Hank:
We are delighted that you have agreed to remain employed in the role of Senior Advisor upon the conclusion of your term as interim Chief Executive Offer (CEO). The terms and conditions of your appointment as Senior Advisor, commencing as of November 1, 2012, are as follows.
TERM OF APPOINTMENT
Your appointment as Senior Advisor will run from November 1, 2012 through December 31, 2012, As Senior Advisor, you will remain a member of the Executive Committee of Boston Scientific.
BASE SALARY AND BENEFITS
Your base salary will be $900,000 on an annualized basis, and is currently payable bi-weekly. Your position as Senior Advisor is full time and benefits eligible. You shall remain eligible for Executive Committee level benefits and arrangements, in accordance with their respective terms and conditions, during your employment as a Senior Advisor.
ANNUAL BONUS PLAN
Subject to approval by the Board of Directors and its applicable committees (the “Board”), you will remain eligible for a payment under the Boston Scientific 2012 Annual Bonus Plan at your target rate of 120% of base salary. Your actual award will be based on your achievement of individual goals and the Company's achievement of corporate performance goals, in accordance with the terms of the Plan.
AIRCRAFT
Your use of the corporate-owned aircraft, if any, will be subject to availability, and will otherwise be in accordance with the Company's policies in effect from time to time. All personal use of aircraft will result in imputed income based on U.S. Department of Transportation SIFL rates as required by law, and you will not be reimbursed from any taxes resulting from such imputed income.
EMPLOYMENT AT WILL
Upon acceptance of this offer you will remain an "at will" employee of Boston Scientific. This means that you will be free to resign at any time. Likewise, Boston Scientific will have the right to terminate your employment at any time with or without reason or notice. Acceptance of this offer acknowledges your understanding and acceptance of the "at will" nature of your employment.

ACCEPTANCE
This offer is contingent upon your acceptance no later than October 31, 2012.

Hank, we are grateful for your service and leadership as our interim CEO.

Sincerely,

/s/ Pete M. Nicholas

Pete M. Nicholas
Chairman of the Board

Agreed to and Accepted by: _/s/ William “Hank” Kucheman___________    Date: 30 Oct. 2012___
William “Hank” Kucheman